     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 1998

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                           USFREIGHTWAYS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                 4213                          36-3790696
(State or Other Jurisdiction of          (Primary Standard Industrial           (I.R.S. Employer
 Incorporation or Organization)          Classification Code Number)          Identification No.)

      9700 HIGGINS ROAD, SUITE 570, ROSEMONT, ILLINOIS 60018, 847/696-0200 (Address, including zip code, and telephone number, including area code, of registrant's principal Executive Offices)
                           -------------------------

                             JOHN CAMPBELL CARRUTH
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           USFREIGHTWAYS CORPORATION
      9700 HIGGINS ROAD, SUITE 570, ROSEMONT, ILLINOIS 60018, 847/696-0200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           -------------------------

                                   Copies to:

                 WILLIAM N. WEAVER, JR.                                          ROBERT F. WALL, ESQ.
                SACHNOFF & WEAVER, LTD.                                            WINSTON & STRAWN
            30 SOUTH WACKER DR., 29TH FLOOR                                 35 WEST WACKER DR., SUITE 4200
                CHICAGO, ILLINOIS 60606                                        CHICAGO, ILLINOIS 60601
               TELEPHONE: (312) 207-1000                                      TELEPHONE: (312) 558-5600

                           -------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                           -------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                                                    PROPOSED
                   TITLE OF EACH CLASS OF                      MAXIMUM AGGREGATE         AMOUNT OF
                SECURITIES TO BE REGISTERED                    OFFERING PRICE(1)      REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
Notes.......................................................      $100,000,000            $27,800
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(o).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED APRIL 13, 1999

PROSPECTUS

                                  $100,000,000
USFREIGHTWAYS LOGO         USFREIGHTWAYS CORPORATION
                                % NOTES DUE 200

                            ------------------------

     We are offering and selling an aggregate of $100,000,000 of our      %
Notes due 200 . We will receive the proceeds from the sale of the Notes.

     Interest on the Notes is payable on May 1 and November 1 of each year,
beginning November 1, 1999. The Notes will mature on                , 200 . We
may redeem some or all of the Notes at any time. We describe the redemption price under the heading "Description of the Notes--Optional Redemption" on page 8 of this prospectus. We will also pay accrued interest to the date of any redemption.

     The Notes are unsecured and rank equally with all of our other unsecured senior indebtedness. The Notes will not be entitled to the benefit of any sinking fund.

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                            ------------------------

                                                              PER NOTE                  TOTAL
Public Offering Price...............................             %                        $
Underwriting Discount...............................             %                        $
Proceeds, before expenses, to USFreightways
  Corporation.......................................             %                        $

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

     Interest on the Notes will accrue from             , 1999 to the date of
delivery.

     The Notes will be ready for delivery through The Depository Trust Company
on or about             , 1999.

                            ------------------------

                              MERRILL LYNCH & CO.
                            ------------------------

             The date of this prospectus is                , 1999.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS, AS WELL AS INFORMATION WE PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND INCORPORATED BY REFERENCE, IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                               TABLE OF CONTENTS

USFreightways Corporation...................................      3
Where to Find More Information..............................      4
Risk Factors................................................      5
Ratios of Earnings to Fixed Charges.........................      6
Use of Proceeds.............................................      6
Summary Consolidated Financial Data.........................      7
Description of the Notes....................................      8
Underwriting................................................     12
Legal Opinions..............................................     13
Experts.....................................................     13

                           USFREIGHTWAYS CORPORATION

     We are a leading full-service provider of transportation services and innovative logistics solutions. We accomplish this through the following decentralized business units:

     - Regional less than truckload trucking

     - Logistics

     - Freight forwarding

     - Truckload transportation

REGIONAL LESS THAN TRUCKLOAD ("LTL") TRUCKING

     We own a group of five regional LTL companies which deliver freight overnight and by the second day throughout the United States, Hawaii, Alaska and parts of Canada. Over 70% of the freight we deliver for our regional customers is delivered within one day and over 95% is delivered within two days. The principal companies in our regional LTL group are USF Holland Inc., USF Bestway Inc., USF Red Star Inc., USF Reddaway Inc. and USF Dugan Inc.

     Typically, LTL carriers transport freight weighing 10,000 pounds or less along scheduled routes from many customers to various destinations. These carriers operate a network of terminals and fleets of line-haul and pick-up and delivery tractors and trailers. Freight is picked up from customers by local drivers and consolidated for shipment. The freight is then loaded into intercity trailers and transferred by line-haul drivers to the terminal servicing the delivery area. There, the freight is transferred to local trailers and delivered to its destination by local drivers.

     LTL carriers generally are categorized as regional, interregional or long-haul carriers, depending on the distance freight travels from pick-up to final delivery. Regional LTL carriers usually have average lengths of haul of 500 miles or less and tend to provide overnight or second-day service. Regional LTL carriers usually can deliver the freight directly from the origin terminal to the destination terminal. This avoids the costly and time-consuming use of breakbulk terminals, which are terminals where the freight is rehandled and reloaded to its ultimate destination. In contrast, long-haul LTL carriers (average lengths of haul in excess of 1,000 miles) operate networks of breakbulk and satellite terminals (hub and spoke systems) and rely heavily on the interim handling of freight. Interregional carriers (500 to 1,000 miles per average haul) also rely on breakbulk terminals but less so than long-haul carriers.

     We believe that the regional LTL market is the most attractive segment of the LTL trucking industry. Because the way customers manufacture and distribute their products has changed, there is an increased demand for the direct shipment and delivery of freight. Today, freight is moving over shorter distances to its ultimate destination. Companies are making more use of regional distribution centers and using the services of regional LTL carriers to deliver the products from these centers to their customers. We also believe that the market for our services may continue to grow because (1) substantial capital is required for terminals and trucks and (2) a large number of skilled workers is needed, which makes it difficult for new companies to compete against us in the regional LTL market.

LOGISTICS

     Our logistics companies provide logistics and distribution services in the United States and Canada. The principal companies in the logistics group, USF Logistics Inc. and USF Distribution Services Inc., provide integrated supply chain solutions for their clients, including transportation, warehousing, cross docking, product configuration and reverse logistics. Reverse logistics is the process of handling unsaleable assets (for example, products that are damaged, defective, returned-to-stock, discontinued or recalled). The companies primarily serve clients in the automotive, consumer, food distribution, healthcare, metals, retail, and technology industries. These companies are supply chain partners to many Fortune 500 companies, including Proctor & Gamble, Fleming Foods, Becton Dickinson, Ryerson and Microsoft.

FREIGHT FORWARDING

     Our freight forwarding companies provide domestic and international freight forwarding services. The principal companies in the freight forwarding group are USF Seko Worldwide Inc. and Golden Eagle Group Inc. Freight forwarding involves the handling and management of the transportation of freight to domestic and international destinations using third-party carriers, including pick up and delivery carriers, commercial airlines and ocean vessels.

TRUCKLOAD

     Truckload service involves the shipping of freight weighing 10,000 pounds or more from a single shipper to a single destination along an irregular route. The principal company in the truckload group is Glen Moore Transport Inc. We deliver shipments from the Mid-Atlantic and Southeast states to the West Coast and into the Midwest states. The average length of our hauls is approximately 1,000 miles.

     Our principal executive offices are located at 9700 Higgins Road, Suite 570, Rosemont, Illinois 60018; our telephone number is (847) 696-0200; and our World Wide Web home site is http://www.usfreightways.com.

                         WHERE TO FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. You can call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Our reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede the information included or incorporated by reference in this prospectus. We incorporate by reference the document listed below and any future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Notes:

     - Annual Report on Form 10-K for the year ended December 31, 1998.

     You may request a free copy of this filing by writing or telephoning Christopher L. Ellis, Senior Vice President, USFreightways Corporation, 9700 Higgins Road, Suite 570, Rosemont, Illinois 60018, telephone (847) 696-0200.

                                  RISK FACTORS

     Before you invest in the Notes, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase the Notes.

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify such statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue" or similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations, (2) contain projections of our future results of operations or of our financial condition or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. However, there may be events in the future which we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in the Notes, you should be aware that the occurrence of the events described in these risk factors and documents incorporated by reference could have a material adverse effect on our business, operating results and financial condition.

INCREASES IN FUEL COSTS

     We depend on diesel fuel to run our trucks. If the cost of fuel increases, our results of operation will be affected even though we are able to charge our customers for a portion of the fuel increase. We are only able to charge our customers for increased fuel costs above a certain price level, so we must bear any increase in fuel costs below that level.

RISKS OF ACQUISITION STRATEGY

     Our growth has depended in part on our ability to acquire small- to medium-sized trucking, logistics and freight forwarding companies throughout the United States. We expect to continue to acquire companies as an element of our growth strategy. However, acquisitions involve certain risks that could cause our actual growth to differ from our expectations. For example:

     - We compete with other companies to acquire transportation services companies. We cannot predict whether this competition will increase. If competition does increase, there may be fewer suitable transportation services companies available to be acquired and the price for suitable acquisitions may increase.

     - We may not be able to continue to identify suitable acquisition candidates or to acquire additional transportation services companies on favorable terms. We may also be entering markets in which we have limited direct experience.

     - We may not be able to successfully integrate the operations of an acquired business, particularly in the period immediately following an acquisition. We may lose customers, key employees and drivers after we acquire the business that could adversely affect the results of our operations.

     - The attention of our management may be diverted from the concerns of our other businesses.

ADVERSE IMPACT OF YEAR 2000 COMPUTER SYSTEMS COMPLIANCE

     Many older computer software programs refer to years in terms of final two digits only. Such programs may incorrectly interpret the year 2000 to mean the year 1900. If not corrected, such programs could cause date-related transaction failures. Although we have corrected substantially all of the systems that we believe are critical to our business, the year 2000 problem may, however, adversely impact our business, financial condition and results of operation by affecting the business and operations of our suppliers and customers. For example, if the year 2000 problem affects our customers, we may lose revenues because our customers may not be able to ship freight or pay us for our services. We cannot predict whether our suppliers and customers will suffer any adverse impact because of the year 2000 problem or the effect they may have on our business.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our consolidated ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 1998 is set forth below.

                                                                      YEARS ENDED DECEMBER 31,
                                                                ------------------------------------
                                                                1994    1995    1996    1997    1998
                                                                ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges..........................    4.3     4.4     3.8     6.7     8.0

     For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges, less interest capitalized during the period and USFreightways Corporation's share of the undistributed income in less-than-fifty-percent-owned affiliates. Fixed charges consist of interest expense plus that portion of rental expense that is deemed to represent interest.

                                USE OF PROCEEDS

     The proceeds (after deducting the underwriting discount and estimated expenses) to be received by us from the sale of the Notes are estimated to be
approximately $     . We will use the net proceeds to reduce the unsecured lines of credit we have with various banks. The unsecured lines of credit have a weighted average effective cost of approximately 5.1% per year. Until we apply the net proceeds for specific purposes, we may invest them in marketable securities.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                   FISCAL YEAR ENDED
                                    -------------------------------------------------------------------------------
                                      52 WEEKS         52 WEEKS         52 WEEKS           53 WEEKS       DEC. 31,
                                    DEC. 31, 1994    DEC. 30, 1995    DEC. 28, 1996      JAN. 3, 1998     1998(1)
                                    -------------    -------------    -------------      ------------     --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Operating Revenues..............   $1,016,464       $1,144,458       $1,330,972         $1,565,249     $1,834,893
  Income from operations..........       69,666           67,543           67,128(2)         105,010        129,433
  Interest expense................       (9,081)          (8,884)         (12,144)            (8,461)        (8,784)
  Interest income.................          664              707              649              1,038            757
  Other non-operating expense.....       (2,011)            (878)            (704)               (92)            88
                                     ----------       ----------       ----------         ----------     ----------
  Net income from operations
     before income taxes..........       59,238           58,488           54,929             97,495        121,494
  Net income from operations......       33,356           33,338           31,478             56,581         71,445
  Extraordinary item-operating
     rights.......................       (1,291)              --               --                 --             --
                                     ----------       ----------       ----------         ----------     ----------
  Net income......................       32,065           33,338           31,478(2)          56,581         71,445
                                     ==========       ==========       ==========         ==========     ==========
  Diluted Earnings Per Share:
  Net income per share from
     operations...................   $     1.51       $     1.51       $     1.40(2)      $     2.19     $     2.70
  Net income per share............   $     1.45       $     1.51       $     1.40(2)      $     2.19     $     2.70
  Average shares outstanding......       22,142           22,123           22,249             25,544         26,209

-------------------------
(1) For fiscal year 1998, USFreightways Corporation began reporting on a calendar year basis.

(2) Income from operations, net income and earnings per share include the USF Red Star Inc. restructuring charge of $4,050, before income tax, equivalent to $0.10 per share, net of tax.

                                              DEC. 31,    DEC. 30,    DEC. 28,    JAN. 3,     DEC. 31,
                                                1994        1995        1996        1998        1998
                                              --------    --------    --------    -------     --------
BALANCE SHEET DATA:
  Working Capital.........................    $ 26,168    $ 30,127    $ 59,229    $ 55,402    $ 50,972
  Total assets............................     501,002     578,194     688,508     799,535     974,673
  Long-term obligations excluding current
     portion..............................     105,667     137,333     178,000     115,000     151,096
  Stockholders' equity....................     208,094     233,152     269,260     392,200     459,134

                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes will be issued under an indenture (we refer to the indenture, as supplemented from time to time, as the "Indenture") between USFreightways Corporation and NBD Bank, the Trustee, and will be limited to $100,000,000 aggregate principal amount. The Notes are unsecured obligations of USFreightways Corporation. They will rank on a parity with all of our other unsecured and
unsubordinated indebtedness. The Notes will mature on                , 200 . The
Notes will bear interest at the rate shown on the front cover of this Prospectus
from                , 199 , payable semi-annually on each May 1 and November 1 to the persons in whose name they are registered at the close of business on April 15 or October 15 preceding the interest payment date. The first interest payment will be made on November 1, 1999. The Notes are subject to redemption prior to maturity as described below, but are not entitled to the benefit of any sinking fund. They will be issued in book-entry form only. See "Book-Entry System."

     The following summary of certain provisions of the Notes and the Indenture is not complete and is subject to the detailed provisions of the Indenture. We have filed a copy of the Indenture as an exhibit to the Registration Statement. Whenever particular provisions or defined terms in the Indenture are referred to in this prospectus, such provisions or defined terms are incorporated by reference in this prospectus. Article or Section references used in this prospectus are references to the Indenture.

OPTIONAL REDEMPTION

     Our Notes will be redeemable, as a whole or in part, at our option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of our Notes. The redemption price will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate
equal to the sum of the Treasury Rate (as defined below) and    basis points.

     In the case of each of clause (1) and (2), accrued interest will be payable to the redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors. If the foregoing shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of principal and interest on such Note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment on such Note will be reduced by the amount of interest accrued on such Note to such redemption date.

     On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

BOOK-ENTRY SYSTEM

     The Notes initially will be represented by one or more global securities deposited with The Depository Trust Company ("DTC") and registered in the name of DTC's nominee. Except under the circumstances described below, we will not issue the Notes in definitive form.

     Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriters with the respective principal amounts of the Notes represented by the global security. Ownership of beneficial interests in a global security is limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership may be effected only through, records maintained by DTC or its nominee (for interests of persons who are participants) and records maintained by participants (for interests of persons who are not participants). The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and laws may impair a purchaser's ability to transfer beneficial interests in a global security.

     DTC or its nominee will be considered the sole owner or holder of the Notes represented by the global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have Notes represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the owners of record or holders of Notes under the Indenture.

     We will make principal and interest payments on Notes registered in the name of DTC or its nominee to DTC or its nominee as the registered holder of the relevant global security. None of us, the Trustee, any paying agent nor the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to, or payment made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If DTC at any time is unwilling or unable to continue as a depository and we do not appoint a successor depository within 90 days, we will issue Notes in definitive form in exchange for the entire global security. In addition, we may at any time and in our sole discretion determine not to have Notes represented by a global security and, in such event, we will issue Notes in definitive form in exchange for the entire global security. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of Notes represented by such global security equal in principal amount to such beneficial interest and to have such Notes registered in the owner's name. Notes so issued in definitive form will be issued as registered Notes in denominations of $1,000 and integral multiples thereof, unless we specify otherwise.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

LIMITATION ON LIENS OF STOCK OR INDEBTEDNESS OF SIGNIFICANT SUBSIDIARIES

     We will not, nor will we permit any Significant Subsidiary (as defined below) to, create, assume, incur or suffer to exist any mortgage, security interest, lien, pledge, charge or any other encumbrance (referred to in this prospectus as a "lien") on any stock or indebtedness of any Significant Subsidiary to secure any Obligation (as defined below) other than the Notes, without in any such case effectively providing that all the Notes will be directly secured equally and ratably with such Obligation. These restrictions do not apply to debt secured by:

     - liens on stock or indebtedness of a corporation existing at the time it becomes a Significant Subsidiary;

     - liens on stock or indebtedness of a Significant Subsidiary at the time of the acquisition of such stock or indebtedness; and

     - any extensions, renewals or replacements, in whole or in part, of any lien referred to above. (Section 1008)

     "Obligation" means every obligation for money borrowed and every obligation evidenced by a bond, note, debenture or other similar instrument.

     "Significant Subsidiary" means (1) any subsidiary which had total assets that constituted at least 10% of our total assets on a consolidated basis determined as of the date of the most recent quarterly consolidated balance sheet or (2) any subsidiary which had revenues for the three-month period ending on the date of the most recent quarterly consolidated statement of operations that constituted at least 10% of our total revenues on a consolidated basis.

CONSOLIDATION OR MERGER

     We may consolidate or merge with, or sell all or substantially all of our assets to, another corporation. The remaining or acquiring corporation must assume all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the Notes and performance of the covenants. Under these circumstances, if our properties or assets become subject to a lien not permitted by the Indenture, we will equally and ratably secure the Notes. (Section 801)

EVENTS OF DEFAULT

     An event of default under the Indenture with respect to the Notes includes the following:

     - failure to pay interest on the Notes for 30 days;

     - failure to pay principal on the Notes when due;

     - failure to perform any of the other covenants or agreements in the Indenture relating to the Notes that continues for 60 days after notice to us by the Trustee or holders of at least 10% in principal amount of the outstanding Notes;

     - failure to pay when due any obligation of ours or any subsidiary having an aggregate principal amount outstanding of at least $5,000,000 that continues for 10 days after notice to us by the Trustee or holders of at least 10% in principal amount of the outstanding Notes; or

     - certain events of bankruptcy, insolvency or reorganization relating to us or any Significant Subsidiary. (Section 501)

     The Indenture provides that the Trustee will, with certain exceptions, notify the holders of the Notes of any event of default known to it within 90 days after the occurrence of such event. (Section 602)

     If an event of default (other than with respect to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing for the Notes, the Trustee or the holders of not less than 25% in principal amount of the Notes may declare the principal amount to be due and payable. In such a case, subject to certain conditions, the holders of a majority in principal amount of the Notes then outstanding can rescind and annul such declaration and its consequences. (Section 502)

     We are required to file an annual officers' certificate with the Trustee concerning our compliance with the Indenture. (Section 1004) Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is not obligated to exercise any of its rights or powers at the request or direction of any of the holders unless they have offered the Trustee reasonable security or indemnity. (Section 603) If the holders provide reasonable security or indemnity, the holders of a majority in principal amount of the outstanding Notes during an event of default may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or exercising any of the Trustee's trusts or powers with respect to the Notes. (Section 512)

MODIFICATION AND AMENDMENT OF THE INDENTURE

     We may enter into supplemental indentures with the Trustee without the consent of the holders of the Notes to, among other things:

     - evidence the assumption by a successor corporation of our obligations;

     - appoint additional, separate or successor trustees to act under the Indenture;

     - add covenants for the protection of the holders of the Notes;

     - cure any ambiguity or correct any inconsistency in the Indenture; and

     - establish the form or terms of the Notes. (Section 901)

     With the consent of the holders of 66 2/3% in principal amount of the outstanding Notes, we may execute supplemental indentures with the Trustee to add provisions or change or eliminate any provision of the Indenture or any supplemental indenture or to modify the rights of the holders of the Notes. Without the consent of the holders of all the Notes, no such supplemental indenture will, with respect to the Notes:

     - change their stated maturity;

     - reduce their principal amount or their interest rate;

     - reduce the principal amount payable upon their acceleration;

     - change the place or currency in which they are payable;

     - impair the right to institute suit for their enforcement;

     - reduce the percentage in principal amount of Notes, the consent of the holders of which is required for any such supplemental indenture;

     - reduce the percentage in principal amount of Notes required for waiver of compliance with certain provisions of the Indenture or certain defaults; or

     - modify provisions with respect to modification and waiver. (Section 902)

DISCHARGE OF INDENTURE

     At our option, we (1) will be discharged from all obligations under the Indenture in respect of the Notes (except for certain obligations to exchange or register the transfer of the Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold monies for payment in trust) or (2) need not comply with certain restrictive covenants of the Indenture (including the limitation on liens) with respect to the Notes, in each case if we deposit with the Trustee, in trust, money or U.S. government obligations (or a combination thereof) sufficient to pay the principal of and any premium or interest on the Notes when due. In order to select either option, we must provide the Trustee with an opinion of counsel or a ruling from, or published by, the Internal Revenue Service, to the effect that holders of the Notes will not recognize gain or loss for Federal income tax purposes, as if we had not exercised either option. (Sections 1302 and 1304)

     In the event we exercise our option under (2) above with respect to the Notes and the Notes are declared due and payable because of the occurrence of any event of default other than default with respect to such obligations, the amount of money and U.S. government obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their stated maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such event of default. We would remain liable, however, for such amounts. (Sections 1303 and 1304)

CONCERNING THE TRUSTEE

     We maintain lines of credit and have customary banking relationships with NBD Bank, the Trustee under the Indenture.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the underwriting
agreement, dated [April   ,] 1999, among us and the several underwriters, for
whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and
                              are acting as representatives, we have agreed to
sell to the underwriters, and the underwriters have severally agreed to purchase from us, the aggregate principal amount of the Notes set forth after their respective names below. The obligations of the underwriters are subject to certain conditions. The underwriters must purchase all of the Notes if they purchase any.

                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                       OF NOTES
-----------                                                   ----------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
                                                                ------------
             Total..........................................    $100,000,000
                                                                ============

     The underwriters have advised us that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in
excess of   % of the principal amount of the Notes. The underwriters may allow,
and such dealers may reallow, a discount not in excess of   % of the principal
amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on a national securities exchange. We have been advised by the representatives that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurance as to the liquidity of, or any trading market for, the Notes.

     In connection with the offering, the underwriters are permitted to engage in certain transactions that stabilize the price of the Notes in accordance with Regulation M under the Securities Act of 1934, as amended. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If the underwriters create a short position in the Notes in connection with the offering, i.e., if they sell a greater aggregate principal amount of Notes than is set forth on the cover of this prospectus, the underwriters may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Such activities, if commenced, may be discontinued at any time.

     Neither we nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any underwriter makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or if indemnification is not allowed, to contribute to payments the underwriters may be required to make because of those liabilities.

     In the ordinary course of business, Merrill Lynch & Co. has from time to time provided investment banking and financial advisory services to us and has also acted as representative of various other underwriters in connection with public offerings of our common stock in February 1997 and debt securities in May 1993.

     We estimate that we will spend $               for fees and expenses
associated with the offering of the Notes.

                                 LEGAL OPINIONS

     Sachnoff & Weaver, Ltd., Chicago, Illinois, will pass on the validity of the Notes for us. Winston & Strawn, Chicago, Illinois, will pass on the validity of the Notes for the underwriters.

                                    EXPERTS

     The consolidated financial statements and schedules appearing in our Annual Report on Form 10-K for the year ended December 31, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $100,000,000
                               USFREIGHTWAYS LOGO

                           USFREIGHTWAYS CORPORATION

                                   % NOTES DUE 200

                    ----------------------------------------

                                   PROSPECTUS
                    ----------------------------------------

                              MERRILL LYNCH & CO.

                                            , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses relating to the registration of debt will be borne by USFreightways Corporation ("USF"). Except for the Securities and Exchange Commission registration fee and the rating agency fees, the following expenses are estimates:

Securities and Exchange Commission registration fee.........  $27,800
Legal fees and expenses.....................................
Accountants' fees...........................................
Printing fees...............................................
Trustee's fees and expenses.................................
Rating Agency fees..........................................
Miscellaneous...............................................
                                                              -------
     Total..................................................
                                                              -------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") permits a Delaware corporation to indemnify directors and officers under certain circumstances. USF's restated certificate of incorporation and by-laws provide that USF shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

     Section 102 of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. DGCL Section 102 provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. USF's restated certificate of incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

ITEM 16. EXHIBITS

     The Exhibits to this Registration Statement are listed in the Index to Exhibits.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (a) That, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"),that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c)(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in the City of Rosemont, State of Illinois, on the           day of
            , 1999.

                                          USFREIGHTWAYS CORPORATION

                                          By:   /s/ JOHN CAMPBELL CARRUTH
                                            ------------------------------------
                                                   John Campbell Carruth
                                            Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below constitutes and appoints John Campbell Carruth and Christopher L. Ellis, or each of them as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his or her capacity as a director or officer of USFreightways Corporation) to sign any and all amendments and post-effective amendments to this Registration Statement (including registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933 and all amendments thereto) and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                    TITLE                         DATE
                  ---------                                    -----                         ----

          /s/ JOHN CAMPBELL CARRUTH              Chairman of the Board, Chief          , 1999
---------------------------------------------    Executive Officer and Director
            John Campbell Carruth                (Principal Executive Officer)

          /s/ CHRISTOPHER L. ELLIS               Senior Vice President and Chief       , 1999
---------------------------------------------    Financial Officer (Principal
            Christopher L. Ellis                 Financial and Accounting Officer)

            /s/ ROBERT V. DELANEY                Director                              , 1999
---------------------------------------------
              Robert V. Delaney

             /s/ MORLEY KOFFMAN                  Director                              , 1999
---------------------------------------------
               Morley Koffman

           /s/ ROBERT P. NEUSCHEL                Director                              , 1999
---------------------------------------------
             Robert P. Neuschel

            /s/ ANTHONY J. PAONI                 Director                              , 1999
---------------------------------------------
              Anthony J. Paoni

              /s/ JOHN W. PUTH                   Director                              , 1999
---------------------------------------------
                John W. Puth

            /s/ NEIL A. SPRINGER                 Director                              , 1999
---------------------------------------------
              Neil A. Springer

         /s/ WILLIAM N. WEAVER, JR.              Director                              , 1999
---------------------------------------------
           William N. Weaver, Jr.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBIT
-------                       ----------------------
  1.1      Form of Purchase Agreement
  3.1      Amended and Restated Certificate of Incorporation of
           USFreightways Corporation (incorporated by reference from
           Exhibit 3.1 to USFreightways Corporation's Transition Report
           on Form 10-K, from June 29, 1991 to December 28, 1991);
           Certificate of Designation for Series A Junior Participating
           Cumulative Preferred Stock (incorporated by reference from
           Exhibit 3(a) to USFreightways Corporation's Annual Report on
           Form 10-K for the year ended January 1, 1994); Certificate of Amendment of Restated Certificate of Incorporation of
           USFreightways Corporation (incorporated by reference from
           Exhibit 3(i) to USFreightways Corporation's Report on Form
           10-Q for the quarter ended June 29, 1996).
  3.2      Bylaws of USFreightways Corporation, as restated January 23,
           1998 (incorporated by reference from Exhibit 3(b) to
           USFreightways Corporation's Annual Report on Form 10-K for
           the year ended January 3, 1998).
  4.4      Form of Indenture, dated as of April   , 1999 between
           USFreightways Corporation and NBD Bank, as Trustee
  4.5      Form of USFreightways Corporation Officers' Certificate
           setting forth the terms of the Notes as delivered to NBD
           Bank as Trustee, pursuant to the Indenture.
  5.1      Opinion and Consent of Sachnoff & Weaver, Ltd.
 12.1      Computation of Ratio of Earnings to Fixed Charges
 23.1      Consent of Arthur Andersen LLP
 23.2      Consent of Sachnoff & Weaver, Ltd. (included in Exhibit 5.1)
 24.1      Powers of Attorney (included on signature page)
 25.1      Statement of Eligibility on Form T-1 of NBD Bank